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                                                                      EXHIBIT 17

                              SEPARATION AGREEMENT


         This SEPARATION AGREEMENT (the "Agreement") is made and entered into this 19th day of January, 2000 (the "Execution Date"), to become effective as of the eighth day after the Execution Date (the "Effective Date"), by and between AMERICAN BUSINESS PRODUCTS, INC., a Georgia corporation ("ABP") and LARRY L. GELLERSTEDT, III (the "Executive").

                                  WITNESSETH:


         WHEREAS, the Executive has been employed as the President and Chief Executive Officer of ABP, pursuant to that certain Employment Agreement dated May 11, 1999 (the "Employment Agreement"); and

         WHEREAS, ABP and the Executive have mutually agreed to end the employment relationship and desire to enter into this Separation Agreement to specify the terms and conditions of the termination of the Executive's employment and the Employment Agreement;

         NOW, THEREFORE, in consideration of the above premises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:


1.       TERMINATION OF THE EXECUTIVE'S EMPLOYMENT.

         The Executive and ABP agree and acknowledge that the Executive's active employment with ABP terminated as of the close of business on December 31, 1999 (the "Resignation Date").



2.       RESIGNATION FROM COMPANY POSITIONS.

         As of September 16, 1999, the Executive tendered his resignation as President and Chief Executive Office of ABP, as a member of the Board of Directors of ABP, and as an officer and director of each of ABP's subsidiaries. Also, effective as of September 16, 1999, the Executive resigned as a trustee of ABP's Profit Sharing Retirement Plan, Employee Savings Plan and Group Health Insurance Trust, and as a trustee, plan administrator and fiduciary for any other plan, trust or other arrangement in which he held such a position. The Executive also resigned, as of September 16, 1999, from any and all ABP positions in which the Executive was elected or appointed, including any and all positions in which the Executive was charged with fiduciary responsibility.

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3.       SEPARATION PACKAGE.

     In addition to the compensation and benefits to which the Executive would be entitled based upon his employment with ABP through the Resignation Date, the Executive shall receive the following as additional consideration, which the Executive acknowledges is significant and substantial:

       a.     COMPENSATION.

              i. Continuation of Salary. ABP shall continue the salary of the Executive at a monthly base rate of $37,500.00 (less any applicable taxes, authorized deductions, and any amounts owed by Executive to ABP), payable for the period beginning on January 1, 2000 through June 30, 2000. Payments shall be made on the regular payroll basis.

                   Payments shall be made under this provision regardless of the Executive's obtaining employment elsewhere. However, if at any time during the period of salary continuation, the Executive breaches his obligations under this Agreement, ABP may, upon written notice to the Executive, cease to make any further payments or provide any continuation of salary.

                   In the event of the Executive's death during the Severance Period, payments under this paragraph shall immediately cease and no further continuation of salary payments shall be payable hereunder.

              ii. Incentive and Bonus Compensation. The Executive shall not be eligible for consideration for any awards under any annual or long-term incentive compensation or bonus plan, program or arrangement of ABP for 1999 or any year thereafter.

              iii. Long-term Incentive Compensation. ABP agrees to arrange for the Committee of the 1999 Incentive Compensation Plan: (i) to provide that all stock options held by the Executive shall immediately become exercisable as of the Resignation Date and shall remain exercisable for a period of two (2) years following the Resignation Date; and (ii) to provide that with respect to the restricted stock award of 131,000 shares of ABP Common Stock awarded to the Executive on February 25, 1999, 29,256 shares shall become immediately vested and nonforfeitable effective as of the Resignation Date (with the remaining shares forfeited as of such date).

       b.     BENEFITS.

       The Executive shall cease to be eligible to participate in all employee benefit plans sponsored by, contributed to or maintained by ABP as of the Resignation Date, except as may be required by COBRA continuation coverage provisions or other federal or state


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       law.

4.     COOPERATION AFTER RESIGNATION DATE.

       The Executive agrees to cooperate fully with ABP and to reasonably assist ABP on all matters relating to his employment and the conduct of business, including any litigation, claim or suit in which ABP deems that the Executive's cooperation is needed.


5.     COVENANT NOT TO DISCLOSE COMPANY PROPRIETARY INFORMATION.

       During the Executive's employment with ABP, he has had access to and become familiar with information that the parties acknowledge to be confidential, valuable or uniquely proprietary information regarding ABP, its products, customers and employees. For a period of three (3) years from the date of this Agreement, the Executive shall neither use nor disclose for any purpose any information relating to the financial condition, prospects, capital stock, the manner of doing business, customer lists, pricing information, inventory or any other property of ABP, its officers, customers, or employees, or any other such confidential, valuable or uniquely proprietary information. Information in the public domain or information that is commonly known by or available to the public through ABP's press releases, public documents, annual reports, SEC filings or other public filings shall not be considered proprietary or confidential information.


6.     RETURN OF COMPANY DOCUMENTS AND PROPERTY.

       The Executive hereby represents and warrants that, as of the Execution Date of this Agreement, he has returned to ABP all documents (including copies and computer records thereof) of any nature which relate to or contain proprietary or confidential information concerning ABP, its customers, or employees, and any and all property of ABP which has been in his possession, including, except as hereinafter provided, any computers, computer programs or limited use software licenses in his possession. The Executive confirms that all confidential information is and shall remain the exclusive property of ABP. All business records, papers and documents kept or made by the Executive relating to the business of ABP shall be and remain the property of ABP, except for such papers customarily deemed to be the personal copies of the Executive. Information in the public domain or information that is commonly known by or available to the public through ABP's press releases, public documents, annual reports, SEC filings or other public filings shall not be considered proprietary or confidential information.


7.     GENERAL RELEASE BY THE EXECUTIVE.

       Except as specifically provided in Section 8 hereof, for and in consideration of the additional consideration to be provided to the Executive by ABP pursuant to this Agreement,


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the sufficiency of which is hereby acknowledged, the Executive does hereby, for and on behalf of himself and his related entities and persons, fully and finally release, acquit and forever discharge ABP, ABP's related entities and persons, all employee benefit plans of ABP and all employee benefit plans of ABP's related entities, and such plans' related entities and persons, of and from any and all claims, counterclaims, actions, causes of action, demands, rights, damages, costs, expenses or compensation which the Executive and/or the Executive's related entities and persons now have, or may have, or may hereafter claim to have had as of the Execution Date, whether developed or undeveloped, anticipated or unanticipated, based on any acts, omissions, transactions or occurrences whatsoever occurring prior to and/or up until the Execution Date, and specifically, but not by way of limitation, from those claims which are, or arise by reason of, or are in any way connected with, or which are or may be based in whole or in part on the employment relationship which existed between the Executive and ABP and the termination of that employment relationship, including, without limitation, (i) those claims arising under any foreign, federal, state, county or municipal fair employment practices act and/or any law, ordinance or regulation promulgated by any foreign, federal, state, county, municipality or other state subdivision; (ii) those claims for breach of duty and/or implied covenant of good faith and fair dealing; (iii) those claims for interference with and/or breach of contract (express or implied, in fact or in law, oral or written); (iv) those claims for retaliatory or wrongful discharge of any kind; (v) those claims for intentional or negligent infliction of emotional distress or mental anguish; (vi) those claims for outrageous conduct; (vii) those claims for interference with business relationships, contractual relationships or employment relationships of any kind; (viii) those claims for breach of duty, fraud, fraudulent inducement to contract, breach of right of privacy, libel, slander, or tortious conduct of any kind; (ix) those claims arising under Title VII of the Civil Rights Act of 1964 and/or the Civil Rights Act of 1991 and/or 42 U.S.C.
ss.1981; (x) those claims arising under the Age Discrimination in Employment
Act of 1967, the Age Discrimination Claims Assistance Act of 1988 and/or the Older Workers' Benefit Protection Act; (xi) those claims arising under any state or federal handicap or disability discrimination law or act, including but not limited to the Rehabilitation Act of 1973 and the Americans with Disabilities Act; (xii) those claims arising from any damages suffered at any time by reason of the effects or continued effects of any alleged or actual discriminatory or wrongful acts; (xiii) those claims arising under or in reliance upon any statute, regulation, rule or ordinance (local, state or federal); (xiv) those claims arising under Employment Retirement Income
Security Act of 1974, as amended, and/or the Family and Medical Leave Act; (xv) those claims arising under the workers' compensation laws of any state or other jurisdiction; and (xvi) any and all other claims arising under law or in equity in the United States of America or in any foreign jurisdiction.


8.     LIMITATION OF RELEASE BY THE EXECUTIVE.

       Notwithstanding the provisions of Section 7 hereof, it is understood and agreed that the waiver of benefits and claims contained in Section 7 does not include a waiver of the right to payment of any vested, nonforfeitable benefits to which the Executive or a beneficiary of the Executive may be entitled under the terms and provisions of any employee benefit plan of ABP


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which have accrued as of the Resignation Date, and does not include a waiver of the right to benefits and payment of consideration to which the Executive may be entitled under this Agreement. The Executive acknowledges that he is only entitled to the additional benefits and compensation set forth in this Agreement, and that all other claims for any other benefits or compensation are hereby waived, except those expressly stated in the preceding sentence.


9.     KNOWING AND VOLUNTARY WAIVER OF RIGHTS BY THE EXECUTIVE.

       The Executive agrees and acknowledges that he has carefully reviewed, studied and thought over the terms of this Agreement, and that all questions concerning this Agreement have been answered to his satisfaction. The Executive does further acknowledge and agree that he has had the opportunity to keep this Agreement in his possession for at least twenty-one (21) days, and that he has had the opportunity to consider and reflect upon the terms of this Agreement before signing it, that he knowingly and voluntarily entered into and signed this Agreement after deliberate consideration and review of all of its terms and provisions, that he was not coerced, pressured or forced in any way by ABP or anyone else to accept the terms of this Agreement, that the decision to accept the terms of this Agreement was entirely his own, that HE WAS ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT AND PRIOR TO THE EXECUTION DATE OF THIS AGREEMENT, AND THAT HE HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY THROUGHOUT THE NEGOTIATIONS CONCERNING THIS AGREEMENT. The Executive also acknowledges that no promises or inducements to enter into and execute this Agreement have been offered or made except those which are specifically set out in this Agreement.


10.    RIGHT OF REVOCATION BY THE EXECUTIVE.

       From the date of execution until the Effective Date, the Executive may revoke this Agreement by sending written notice of revocation by Registered Mail within that period to:

                                Mr. Hal Northrop
                        American Business Products, Inc.
                             2100 RiverEdge Parkway
                                   Suite 1200
                               Atlanta, GA 30328


and, if he does so, this Agreement shall be null and void in its entirety, and shall be of no force or effect. If not revoked within said period, this Agreement will become effective, binding and irrevocable as of the Effective Date.


11.    AMENDMENT.


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       It is expressly understood and agreed that this Agreement may not be altered, amended, modified or otherwise changed in any respect or particular whatsoever except in writing duly executed by the Executive and an authorized representative of ABP acting on behalf of ABP.





12.    MISCELLANEOUS.

       a. BINDING AGREEMENT. This Agreement shall be binding upon both the Executive and the Executive's related entities and individuals, and upon ABP and ABP's related entities. Each party hereto agrees, understands, and acknowledges that each party is responsible for their own attorneys' fees, costs and all other expenses arising from, or in any way related to claims released herein. The undersigned parties, acting through their duly authorized officers or individually, as the case may be, do hereby warrant that the signatories hereto have express authority and have the legal capacity to enter into this Agreement.

       b. WAIVER. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any time or times be deemed a waiver or relinquishment of such right or power any other time or times.

       c. CHOICE OF LAW. This Agreement is to be construed in accordance with the laws of the State of Georgia without regard to any conflict of law principles of such state.

       d. REMEDIES FOR BREACH OF AGREEMENT. In the event of a breach of any provision of this Agreement or conduct by either the Executive or any officer or director of ABP, the parties agree that in addition to all legal remedies to which each may result, the injured party may also seek equitable relief, including injunctive relief, as the parties acknowledge that there may be no adequate remedy at law for such breach(es). In addition, in the event of a breach of any provision of this Agreement by the Executive, ABP may immediately cease making any payments whatsoever hereunder, and may seek to recover from the Executive all payments made under this Agreement prior to the breach by the Executive.

       e. MEDIATION AND ARBITRATION. The parties hereto agree that any dispute or controversy arising out of, relating to or in connection with this Agreement, or the interpretation, validity, construction, performance, breach or termination thereof, shall first be submitted to mediation. The mediation shall be conducted within 45


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              days of either party notifying the other party of a dispute or controversy regarding this Agreement. ABP and the Executive shall each pay half of the costs and expenses of the mediation.

              In the event the dispute cannot be resolved through mediation, the parties hereto agree that any dispute or controversy arising out of, relating to or in connection with this Agreement shall then be settled by arbitration to be held in Atlanta, Georgia, in accordance with the Commercial rules of the American Arbitration Association ("AAA") as then in effect.

              Either party may give written notice (by certified mail) to the other party, demanding arbitration and specifying the issue(s) to be decided. The demand must be made within 90 days of the date on which the act or omission giving rise to the demand occurred. The party demanding arbitration shall request a list of not less than nine arbitrators to conduct an arbitration hearing from the AAA. Each party shall have the right to strike a name from the list until only three names are remaining. The remaining named arbitrators shall be selected to conduct the arbitration hearing. Notwithstanding the foregoing, the parties shall make good faith efforts to agree on a single arbitrator.

              After the arbitrators are selected, the arbitrators will notify all parties and will also specify a date, between 30 and 90 days from the selection date, for the arbitration hearing. The timetable for the hearing may be postponed only by agreement, or to allow for any court proceeding involving this arbitration to be resolved prior to the arbitration hearing taking place.

              The arbitrators shall apply Georgia law to the merits of any dispute of claim without reference to rules of conflict of law. The arbitral award will be submitted to the Superior Court of Fulton County, Georgia for enforcement under O.C.G.A. ss.9-9-1, et seq. All parties agree to jurisdiction and venue being proper before that court, and waive all objections each may have to that jurisdiction and venue. The decision of the arbitrators shall be final, conclusive and binding on the parties to the arbitration.

       f. ENTIRE AGREEMENT BETWEEN PARTIES AND NO INDICATION OF FAULT. This Agreement constitutes the entire agreement between the Executive and ABP pertaining to the subjects contained in it and supersedes any and all prior and/or contemporaneous agreements, representations, or understandings, written or oral. This Agreement is intended to fully, completely, and forever resolve all disputes or potential disputes based upon events, omissions or acts occurring on or prior to the Resignation Date as well as all other issues or claims in any way arising out of or connected with the prior employment of the Executive with ABP or the termination of that employment, and the signing of this document is not to be construed as an admission of any liability and/or fault by ABP or by the Executive.


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13.    EFFECTIVE DATE AND EXECUTION DATE.

       For purposes of this Agreement, the "Effective Date" of this Agreement shall be the date on which this Agreement becomes effective, which shall be the date which is exactly eight (8) days following the Execution Date, unless this Agreement has been revoked by the Executive prior to such date in accordance with the provisions of this Agreement. The Execution Date shall mean that date on which this Agreement is executed by the parties.



       IN WITNESS WHEREOF, the undersigned has executed this Separation Agreement on the day and year first above written.


                                 EXECUTIVE:

                                   /s/ Larry L. Gellerstedt, III
                                 ---------------------------------------
                                 LARRY L. GELLERSTEDT, III





                                 AMERICAN BUSINESS PRODUCTS, INC.


                                 By: /s/ W. Stell Huie
                                    ------------------------------------

                                 Title: Chair, Compensation Committee
                                       ---------------------------------





                [THIS DOCUMENT HAS BEEN EXECUTED IN DUPLICATE.]





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